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                                       Contact:
                                       Richard D. Luzzi
                                       Vice President, Human Resources
                                       704-442-3122

                                       Luis E. Leon
                                       Executive Vice President, Chief Financial
                                       Officer
                                       704-442-3108

FOR IMMEDIATE RELEASE

GS Industries, Inc., To Reorganize Under Chapter 11, Close Kansas City Plant

CHARLOTTE, North Carolina, February 7, 2001 - GS Industries, Inc., today filed for protection under Chapter 11 of the United States Bankruptcy Code. The filing will allow the company to undergo a corporate reorganization, restructure its debt, and ultimately emerge as a stronger, more competitive producer of steel wire rod and mining products.

In conjunction with the filing, the Company said that it has received a commitment from its current group of lenders for $100 million in debtor-in-possession (DIP) financing. The post-petition financing, which is subject to Bankruptcy Court approval, is expected, together with other initiatives announced today, to provide the Company with funding to support its post-petition trade and employee obligations, as well as the Company's ongoing operating needs during the restructuring process.

The company also announced its intentions to permanently close its GST Steel facility in Kansas City, Missouri. Employees at the Kansas City plant will receive Worker Adjustment and Retraining Notification (WARN) Act notification this week advising them that the closing of the facility could become effective following a legally required 60-day notification period. The Kansas City facility has been losing money for several years, despite ongoing efforts to reduce costs and improve productivity.

The company intends to continue normal operations at its Georgetown Steel facility in Georgetown, South Carolina, and its ME International facilities in Duluth, Minnesota, and Tempe, Arizona.

GSI's international operations and joint venture partnerships in Canada, Mexico, Chile, Peru, Australia, Italy and The Philippines are not affected by the bankruptcy filing.




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The voluntary bankruptcy filing was triggered by the combination of soaring imports of wire rod products into the United States, skyrocketing costs for electricity and natural gas, and the critical need to restructure the company's liabilities, according to Mark G. Essig, Chairman, President and Chief Executive Officer.

"We reached the extremely difficult decision to make this Chapter 11 filing only after reviewing all of our other options and exhausting all reasonable efforts to improve our financial, operational and liquidity problems," Essig said. "We deeply regret that we could find no alternative to closing the Kansas City operation, but our significant and continuing losses at that location, and the negative market conditions for wire rod, gave us no other choice."

Headquartered in Charlotte, N.C., GS Industries has annual revenues of $1 billion and employs more than 3,000 around the world. The company was formed in 1995 by the merger of two leading minimill steel producers - Georgetown Industries and GS Technologies.

GS Industries is the largest producer of steel wire rod in North America, and is the largest global provider of grinding media and mill liners for the worldwide mining industry.

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